EXHIBIT 10.37

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into effective as of March 25, 2009 (the Effective Date”), by and between POZEN Inc. (the “Company”), with offices located at Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517, and Everardus Orlemans, Ph.D. (“Executive”), whose address is 300 Mimosa Drive, Chapel Hill, North Carolina 27514.

WITNESSETH:

WHEREAS, the Company is engaged in certain pharmaceutical research, development and marketing activities; and

WHEREAS, the Company Executive in the position of Senior Vice President, Product Development, and Executive desires to remain employed with the Company.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1. EMPLOYMENT.  The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to remain employed, as Senior Vice President, Product Development of the Company, with such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and as specified in Exhibit A, attached hereto and incorporated herein by reference, and such additional duties as may be assigned to Executive from time to time by the President or the Board of Directors of the Company.

2. TERM.  Executive’s employment shall be for a term of one (1) year from the date of execution of this Agreement (the “Initial Term”), and thereafter shall be automatically renewed with additional one (1) year terms to follow consecutively, subject to the termination and severance provisions herein later provided, unless amended or modified by mutual agreement of the parties.  As used herein, “Term” shall include the Initial Term and any renewals thereof in accordance with this Agreement.

3. EXCLUSIVE SERVICE.  Executive agrees to devote Executive’s full time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company.  Executive shall comply with all policies and regulations of the Company and all applicable government laws, rules and regulations that are now or hereafter in effect.

4. COMPENSATION.  During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows:

(a) Base Salary.  Executive shall receive an annual base salary of Two Hundred Seventy-Three Thousand One Hundred Eighty Dollars ($273,180.00) payable in accordance with the Company’s standard payroll practices and subject to applicable withholdings.  Annual increases will be made, if any, based upon performance, and in the sole discretion of the Company, such increases, if any, to be effective as may be set by the Committee by March 31 of each year during the Term.

(b) Bonus.  Executive shall be eligible to receive an annual cash incentive bonus of up to forty percent (40%) of Executive’s annual base salary as may be set by the Company by March 31 of each year.  The determination of the actual bonus earned, if any, shall be at the sole discretion of the Company and shall be based upon the Company’s assessment of Executive’s performance and the achievement of certain objectives which shall be set by the Company from time to time. Executive’s performance shall be evaluated by the Company on an annual basis, and the Company shall adjust Executive’s compensation in its sole discretion.  Nothing in this section shall be construed as guaranteeing Executive a bonus in any amount.  If an annual bonus is awarded, it shall be paid in the year following the year in which such bonus was earned, on or before March 15 of such year.

(c) Stock Options.  Subject to the approval of the Compensation Committee or the Board of Directors, Executive shall also be eligible to receive an annual stock option or other incentive award, with the amount and form of any such award being determined in the sole discretion of the Company.

(d) Benefits.  Executive shall be eligible to participate in the Company’s standard employee benefit programs made available to employees of the Company from time to time, subject to appropriate premium contributions, benefit elections, etc. and provided that Executive meets the eligibility requirements thereof.  In addition, Executive shall be entitled to three (3) weeks of paid vacation per year.

(e) Business Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred in the furtherance of the Company’s business and interests, including travel and entertainment, provided that Executive complies with the expense reporting policies and procedures of the Company.

(f) Adequate Office Space.  The Company shall provide to Executive adequate office space, facilities, and administrative support appropriate to Executive’s position.

5. TERMINATION.  This Agreement shall or may be terminated, as the case may be, upon the terms and conditions hereinafter provided.

(a) Voluntary Termination.  This Agreement shall be considered voluntarily terminated by the parties if either party provides written notice of such party’s intent not to renew this Agreement, provided that such party shall provide at least ninety (90) days’ written notice to the other party prior to the last day of the Initial Term or any renewal term.

(b) Involuntary Termination. The Company may terminate this Agreement upon written notice to Executive (or Executive’s representative) in any of the following events:

(i)           The death of Executive;

(ii) Executive becomes permanently disabled (as defined in Section 5(g) below); or

(iii) For Cause, immediately upon written notice to Executive.  “Cause” shall be determined by the Board of Directors and shall mean:  (A) breach by Executive of the terms of this Agreement; (B) breach of the Nondisclosure, Inventions and Non-Competition Agreement (described in Section 6 below); (C) material failure by Executive to comply with the policies or directives of the Company or the Board of Directors; (D) any illegal or dishonest action that is materially detrimental to the Company; or (E) Executive’s failure to faithfully carry out the duties of Executive’s position, provided that Executive shall be given a period of thirty (30) days after receipt of written notice of such failure during which to correct such failure; and (F) Executive’s violation of the Company’s policies regarding harassment or unlawful discrimination.

(c)           Obligations upon Certain Terminations.  Upon voluntary termination of this Agreement, or termination of Executive’s employment by the Company for Cause (as defined above) or upon Executive’s death or disability, or termination by Executive for other than Good Reason (as defined below), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to Executive through the date of such termination. Such amounts shall be paid on the Company’s next regularly scheduled payroll date unless any such amount is not then calculable, in which case payment of such amount shall be made on the first regularly scheduled payroll date after the amount is calculable but no later than March 15 of the year following the year in which the Executive’s employment terminated.

(d)           Severance.

(i)           In the event of termination of Executive’s employment (A) by the Company for reasons other than Cause or Executive’s death or disability, or (B) by Executive for Good Reason, and provided Executive executes and does not revoke a release and settlement agreement (the “Release”) in a form acceptable to the Company, Executive shall receive a severance benefit, subject to any applicable taxes and withholdings, in an amount equal to one (1) year’s base salary (the “Salary Benefit”) plus the average annual bonus awarded Executive over the previous two (2) years (the Bonus,” and, together with the Salary Benefit, the “Severance Benefit”). Subject to Section 5(d)(ii) below, the Company shall pay the Salary Benefit, in monthly installments, on the fifth business day of each month commencing with the second month following the month in which Executive’s termination of employment occurred. The Company shall pay the Bonus in a lump sum payment within ninety (90) days of the date of termination of Executive’s employment (the “Termination Date”), but in no event later than March 15 of the year following the year in which such termination of employment occurred, or in the event of termination pursuant to Section 5(e)(iv), no later than March 15 of the year following the year in which the Change of Control occurred.  Executive shall also continue to be entitled to receive all Company nontaxable health and other nontaxable employee benefits to which Executive was entitled as of the Termination Date, subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the amount the Company was paying for those benefits immediately prior to the Termination Date), at the same average level and on the same terms and conditions which applied immediately prior to the Termination Date, for the shorter of (i) one year following the date of such Termination Date or (ii) until Executive obtains comparable coverage from another employer (the “Continuing Benefits”).

(ii)           Notwithstanding the foregoing, if Executive is on the termination date a “specified employee” (as defined in Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated under such Section 409A (“Code Section 409A”) and as determined in accordance with the permissible method then in use by the Company, or, if none, in accordance with the applicable default provisions of Code Section 409A, relating to “specified employees”), then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the payment of any Severance Benefit, Continuing Benefits or other payments under this Section 5 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the Termination Date, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following the Termination Date.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, the occurrence, without the consent of Executive, of any of the following events, unless, in the case of (i), (ii) and (iii) below, such event is corrected within thirty (30) days after written notification by Executive to the Company of the same: (i) the office from which Executive performs Executive’s principal duties is moved more than fifty (50) miles from the current location of the Company’s offices in Chapel Hill, North Carolina; (ii) Executive’s duties and responsibilities are substantially reduced or diminished; (iii) the Company materially breaches its obligations under this Agreement; or (iv) a Change of Control (as defined below) occurs and Executive notifies the Company in writing within sixty (60) days of the consummation of such Change of Control that Executive intends to terminate Executive’s employment as a result of the Change of Control, in which event such termination shall be effective not less than sixty (60) days after the date of such written notice.

(f)           Disability.  For purposes of this Agreement, Executive shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative shall have certified in writing that:  (i) Executive is unable because of medically determinable physical or mental disability to perform substantially all of Executive’s duties for more than one hundred eighty (180) calendar days measured from the last full day of work; or (ii) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred eighty (180) calendar days, to resume substantially all business duties and responsibilities in which Executive was previously engaged and otherwise discharge Executive’s duties under this Agreement.

(g)           Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company.

6. NON-DISCLOSURE, INVENTIONS AND NON COMPETITION.  Executive acknowledges that Executive has executed and agrees to continue to be bound by the terms of the Company’s standard non-disclosure, inventions and non-competition agreement in the form attached hereto as Exhibit B and that such terms are incorporated herein by reference and made a material part of this Agreement (the “Nondisclosure Agreement”).

7. NOTICES.  Any notice required to be given shall be in writing personally delivered by certified mail or registered mail or by facsimile (receipt confirmed) to the address last shown in the Company’s records.

8. SEVERABILITY.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof).

9. GOVERNING LAW.  This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

10. ENTIRE AGREEMENT.  This Agreement and the Nondisclosure Agreement (including any exhibits or schedules hereto or thereto) contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or therein.  In particular, without limiting the foregoing, this Agreement supersedes in its entirety that certain offer letter from the Company to Executive dated September 1, 2005.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.           BENEFIT.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, representatives, successors and assigns, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

12.           EXECUTIVE REPRESENTATIONS.

(a)           Executive represents that her performance of this Agreement and as an employee of the Company does not and will not breach any employment, non-competition or other agreement to keep confidential any confidential or proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company.  Executive represents that she has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement or would prevent or interfere with the Company’s employment of Executive on the terms set forth herein.

(b)           Executive represents that he has not brought and shall not use in the performance of Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to Executive’s employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

13.           INJUNCTIVE RELIEF.  Executive understands and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.  Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Executive; provided such injunction shall not affect Executive’s ownership rights in the Company or compensation earned or due Executive.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement and affixed their seals as of the day and year first above written.

EMPLOYER:

POZEN INC.

By:_____________________________________
Name:           John R. Plachetka, Pharm.D.
Title:           Chairman, President and CEO

EMPLOYEE:

_________________________________________
Everardus Orlemans, Ph.D.

EXHIBIT A

Responsibility and Tasks List

Key Responsibilities and Standards of Performance
Senior Vice President, Product Development
POZEN, Inc

1)
Manage and supervise all product development activities at POZEN (Preclinical, Clinical Development, Clinical Research, Biostatistics, Pharmaceutical Development, Regulatory Affairs and Project Management)  (40%)

a.	Standards of Performance
i.	All activities performed on time, on budget, and according to GCP/GLP/GMP and FDA and other regulatory standards
ii.	No unavoidable surprises to CEO or BOD
iii.	All activities performed within corporate guidelines and development plans
iv.	All regulatory submissions should be well constructed, strategically consistent with corporate philosophy, and designed to gain approval of regulators upon initial submission
v.	Employees supervised in a manner consistent with corporate philosophy and culture
vi.	Performance reviews completed on time and with appropriate actions

2)	Create, update and manage product development plans for each project (20%)
a.	Standards of Performance
i.	Define clinical indication and target profile sufficient for registration and partnering
ii.	Develop registration strategy for US and EU for approval by CEO and BOD
iii.	With the CEO and other members of the senior staff, identify go/no go decision points
iv.	Establish and revise, as appropriate, activities, budgets, and timelines for each project to achieve corporate objectives
v.	Maintain corporate infrastructure to successfully execute development activities (using an outsource model) consistent with achieving corporate objectives and goals

3)	Review and approve all documents subject to regulatory and medical review (20%)
a.	Standards of Performance
i.
Clinical protocols contain rationale for dosage selection, objectives, procedures, statistical analyses and entry criteria that will optimize recruitment and achieve the objectives of the development plan in a timely manner

ii.	Study reports are completed in a timely fashion, succinctly according to ICH/FDA guidelines, and in keeping with corporate strategy for content and submission
iii.	All FDA communications and regulatory submissions are drafted and approved at the appropriate level prior to submission
iv.	Templates, SOPs, internal guidelines and standards are instituted and maintained as needed in a manner that enhances consistency and compliance

4)	Support Investor Relations and Business Development (20%)
a.	Standards of Performance
i.	Provide Product Development recommendation on in-license candidates in a timely and professional manner and consistent with corporate objectives and philosophy
ii.	Provide product specific presentations to prospective commercial partners in a professional manner consistent with corporate objectives
iii.	Draft press releases accurately describing results of POZEN studies
iv.	Present product development overviews to potential investors or analysts as needed by Investor Relations

EXHIBIT B

NON-DISCLOSURE, INVENTION AND NON-COMPETITION AGREEMENT

THIS NON-DISCLOSURE, INVENTION AND NON-COMPETITION AGREEMENT (the "Agreement") is effective for all purposes and in all respects,  by and between POZEN Inc., a Delaware corporation (hereinafter referred to as "Employer"), and  Everardus O. M. Orlemans, Ph.D. (hereinafter referred to as "Employee").

WHEREAS, Employer is about to employ Employee in a position of trust and confidence to aid Employer in its business; and

WHEREAS, Employer desires to receive from Employee a covenant not to disclose certain information relating to Employer's business and certain other covenants; and

WHEREAS, as a material inducement to Employer to employ Employee and to pay to Employee compensation for such services, Employee has agreed to such covenants; and

WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.           Disclosure of Information.  Employee acknowledges that, in and as a result of his employment by Employer, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value, including, without limitation, Employer's trade secrets, products, systems, programs, procedures, manuals, guides (as periodically updated or supplemented), confidential reports and communications (including, without limitation, customer site information, technical information on the performance and reliability of Employer's products and the development or acquisition of future products or product enhancements by Employer) and lists of customers, as well as the nature and type of the services rendered by Employer and the fees paid by Employer's customers.  Employee further acknowledges that any information and materials received by Employer from third parties in confidence (or subject to non-disclosure covenants) shall be deemed to be and shall be confidential information within the meaning of this Section 1.  As a material inducement to Employer to employ Employee and to pay to Employee compensation for such services to be rendered to Employer by Employee (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), Employee covenants and agrees that he shall not, except with the prior written consent of the Board of Directors of Employer, at any time during or following the term of his employment with Employer, directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment with Employer, including, without limitation, any Proprietary Information, as defined in Section 2 hereof; Employee agrees further that upon termination of his employment with Employer for any reason, he shall sign the Employee Termination Statement, a form of which is attached hereto. The aforementioned obligation of confidentiality and non-disclosure shall not apply when:

(a)           Public Domain. The information disclosed to Employee was in the public domain at the time of disclosure, or at any time after disclosure has become a part of the public domain by publication or otherwise through sources other than Employee, directly or indirectly, and without fault on the part of Employee in failing to keep such information confidential; or

(b)           Requirement of Law or Order.  Disclosure is required by law or court order, provided Employee gives Employer prior written notice of any such disclosure; or

(c)           Agreement. Disclosure is made with the prior written agreement of the Board of Directors of Employer; or

(d)           Prior Information.  The information is encompassed by the ideas and inventions listed on Schedule A hereto or was in Employee’s possession at the time of disclosure, as shown by written records in existence prior to such time, and such information has not been transferred to Employer, and was not acquired, directly or indirectly, from the Employer; or

(e)           Third Party Disclosure.  The information is lawfully disclosed to Employee after the termination of his employment by a third party who is under no obligation of confidentiality to Employer with respect to such information; or

(f)           Independently Developed.  Such information is independently developed by Employee subsequent to the termination of his active participation in the business of Employer, as demonstrated by written records of Employee which are contemporaneously maintained.

2.           Definition of Proprietary Information.  For purposes of this Agreement, the term "Proprietary Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Employee receives, receives access to, conceives of or develops, in whole or in part, as a direct or indirect result of his employment with Employer, in the course of his employment with Employer (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of Employer's facilities or resources:

(i)           Manufactured products, assembled or unassembled, and any related goods or systems and any and all future products, software or systems developed or derived therefrom;

(ii)           With respect to the items described in Section 2(i) above, all hardware and software relating to design or manufacture; all source and object codes to such hardware and software; all specifications, design concepts, documents and manuals; all security systems relating to the product or procedures, including, without limitation, software security systems;

(iii)           Trade secrets, production processes, marketing techniques, mailing lists, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information and other materials or information relating to the manner in which Employer does business;

(iv)           Discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including, without limitation, the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, "know-how", source codes, object codes, designs, drawings and specifications;

(v)           Any other material or information related to the business or activities of Employer which is not generally known to others engaged in similar businesses or activities;

(vi)           Any other material or information that has been created, discovered or developed, or otherwise becomes known to Employer which has commercial value in the business in which Employer is engaged; and

(vii)           All ideas which are derived from or relate to Employee's access to or knowledge of any of the above-enumerated materials and information.

Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

3.           Ownership of Information.

(i)           Employee hereby assigns to Employer all of Employee's right, title and interest in any idea (whether or not patentable or protectable by copyright), product, invention, discovery, computer software program or other computer-related equipment or technology, conceived or developed in whole or in part, or in which Employee may have aided in its development, while employed by Employer, including, without limitation, any Proprietary Information.  If any one or more of the aforementioned are deemed in any way to fall within the definition of "work made for hire", as such term is defined in 17 U.S.C. § 101, such work shall be considered "work made for hire", the copyright of which shall be owned solely, completely and exclusively by Employer.  If any of the aforementioned are considered to be work not included in the categories of work covered by the "work made for hire" definition contained in 17 U.S.C. § 101, such work shall be owned solely by, or assigned or transferred completely and exclusively to, Employer.  Employee agrees to execute any instruments and to do all other things reasonably requested by Employer (both during and after Employee's employment with Employer) in order to more fully vest in Employer all ownership rights in those items thereby transferred by Employee to Employer.  Employee further agrees to disclose immediately to Employer all Proprietary Information conceived of or developed in whole or in part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Proprietary Information.

(ii)           Employee hereby represents and warrants that Employee has fully disclosed to Employer on Schedule A hereto any idea, invention, product, improvement, computer software program or other equipment or technology related to therapeutic pharmaceuticals (an “Invention”) not covered in Section 3(i) above which, prior to his employment with Employer, Employee conceived of or developed, wholly or in part, and in which Employee has any right, title or proprietary interest and which directly relate to Employer's business, but which has not been published or filed with the United States Patent or Copyright Offices or assigned or transferred to Employer.  If there is no such list of Schedule A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement or Employee hereby assigns such Inventions to Employer.

(iii)  Notwithstanding anything in this Agreement to the contrary, the obligation of Employee to assign or offer to assign his rights in an Invention to Employer shall not extend or apply to an Invention that Employee developed entirely on his own time without using Employer's equipment, supplies, facility or trade secret information unless such Invention (a) relates to Employer's business or actual or demonstrably anticipated research or development, or (b) results from any work performed by Employee for Employer.  Employee shall bear the burden of proof in establishing that his Invention qualifies for exclusion under this Section 3(iii).  With respect to Section 3(iii), it is agreed and acknowledged that during Employee’s employment, Employer may enter other lines of business, which are related or unrelated to its current lines of business, in which case this Agreement would be expanded to cover such new lines of business.

4.           Injunctive Relief.  Employee understands and agrees that Employer will suffer irreparable harm in the event that Employee breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate Employer for such breach.  Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or any of employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

5.           Records.  All notes, data, tapes, reference materials, sketches, drawings, memoranda, models and records in any way relating to any of the information referred to in Sections 1, 2 and 3 hereof (including, without limitation, any Proprietary Information) or to Employer's business shall belong exclusively to Employer, and Employee agrees to turn over to Employer all such materials and all copies of such materials in his possession or then under his control at the request of Employer or, in the absence of such a request, upon the termination of Employee's employment with Employer.

6.           Accounting for Profits.  Employee covenants and agrees that, if he shall violate any of his covenants or agreements under this Agreement, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer is or may be entitled at law, in equity or under this Agreement.

7.           Covenant Not to Compete.  It is recognized and understood by the parties hereto that Employee, through Employee's association with Employer as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of Employer, which knowledge and goodwill are extremely valuable to Employer and which would be extremely detrimental to Employer if used by Employee to compete with Employer.  It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of Employer, it is necessary to afford fair protection to Employer from such competition by Employee.  Consequently, as a material inducement to employ Employee in the aforementioned positions, Employee covenants and agrees to the following:

(a)           Except as otherwise approved in writing by Employer, Employee agrees:

(i)           that Employee will not, directly or indirectly, with or through any family member or former director, officer or employee of Employer, or acting along or as a member of a partnership or as an officer, holder of or investor in as much as 5% of any security of any class, director, employee, consultant or representative of any corporation or other business entity:

(1) at any time while engaged as an employee of Employer and for a period of two (2) years following termination as an employee, interfere with, or seek to interfere with, the relationship between Employer or any affiliate of Employer and the following: (a) any of the employees of such entities; (b) any of the customers of such entities then existing or existing at any time within three (3) years prior to termination of Employee’s employment by Employer; or (c) any of the suppliers of such entities then existing or existing at any time within three (3) years prior to termination of Employee’s employment by Employer.

(b)           The parties hereto agree that in the event that either the length of time or the geographic area set forth in paragraph (a) is deemed too restrictive in any court proceeding, that the court may reduce such restrictions to those which it deems reasonable under the circumstances.

(c)           Employee agrees and acknowledges that Employer does not have any adequate remedy at law for the breach or threatened breach by him of this covenant and agrees that Employer may in addition to the other remedies which may be available to it under this Agreement, file a suit in equity to enjoin Employee from such breach or threatened breach.

8.           Reasonableness of Restrictions.

(a)           Employee has carefully read and considered the provisions of Sections 1 through 7 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Employer, its officers, directors, stockholders and employees.

(b)           In the event that, notwithstanding the foregoing, any part of the covenants set forth in Sections 1 through 7 hereof shall be held to be invalid and unenforceable, the court so deciding may reduce or limit the terms of such provision to allow such provision to be enforced.
9.           Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, and their respective heirs, personal and legal representatives, and, in the case of Employer, its successors and assigns.

10.           Governing Law.  In view of the fact that the principal office of Employer is located in the State of North Carolina, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of North Carolina.

11.           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

12.           Employer.  As used herein, the term "Employer" shall also include any corporation which is at any time the parent or a subsidiary of Employer, or any corporation or entity which is an affiliate of Employer by virtue of common (although not identical) ownership, and for which Employee is providing services in any form during his employment with Employer or any such other corporation or entity.

13.           Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his address as shown on Employer's records, and in the case of Employer, to its principal office in the State of North Carolina.

14.           Entire Agreement.  This Agreement contains the entire agreement and understandings by and between Employer and Employee with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect.  Nothing contained in this Agreement shall be deemed or construed to constitute an agreement by Employer to employ or continue to employ Employee.  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

15.           Headings.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

16.           Effective Date.  This Agreement shall be effective as of the date September 7, 2005.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written.

EMPLOYER:

POZEN Inc.

By:
Name:	John E. Barnhardt
Title:	Vice President, Finance and Administration

EMPLOYEE:

___________________________________                                                             _______________________________
Everardus O. M. Orlemans, Ph.D.                                                                                     Date

SCHEDULE A
Inventions, Ideas, Products, Etc. Not Covered in Section 3(i) of the Agreement

[Note:  If Employee has no such items to disclose, write "NONE" on this line:  ___________.]